DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Third Quarter 2017 Results

Downingtown PA., October 24, 2017 (GLOBENEWSIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income of $2.4 million, or $0.56 per diluted share, for the quarter ending September 30, 2017, compared with $1,000, or less than a penny per share, for the same quarter, last year.  Earnings for the three month period ending September 30, 2016 included merger-related expenses of $1.5 million. For the nine months ending September 30, 2017, net income was $7.1 million, or $1.66 per diluted share, compared with $2.7 million, or $0.93 per diluted share, for the same period, last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.  On October 1, 2016, the Company completed its acquisition of Philadelphia-based East River Bank ("East River") and its results of operations are included in the consolidated results for the periods ended December 31, 2016, March 31, 2017, June 30, 2017, and September 30, 2017, but are not included in the results of operations for any other periods.

William J. Hieb, President and CEO, commented, “Our third quarter results serve as an important milestone in the successful execution of DNB’s long term strategies.  We continue to invest in the future by making critical hires and enhancing our technology to ensure the superior service our customers expect.” Mr. Hieb added, “Although the lending environment remains highly competitive, we are pleased to report that asset quality remained strong with net charge-offs amounting to just two basis points of total average loans.”

Highlights

•

The net interest margin was 3.72% for the quarter ending September 30, 2017 compared with 3.59% for the June 2017 quarter.  The net interest margin, when excluding purchase accounting adjustments, was 3.42% and 3.39% for the same quarters, respectively.

•	Asset quality remained strong as net charge-offs were only 0.02% of total average loans for the quarter ending September 30, 2017. Non-performing loans were 0.87% of total loans at September 30, 2017.

•

On a sequential quarter basis, noninterest-bearing deposits increased $16.9 million over the three months ending September 30, 2017, and were 22.8% of total deposits.  Total core deposits, however, slipped 3.3% (not annualized) and were 79.5% of total deposits as of September 30, 2017.

•

Wealth management assets under care increased 15.0% (not annualized) to $246.3 million as of September 30, 2017 from $214.2 million as of December 31, 2016.  Wealth management fees represented 32.3% of total non-interest income.

•	The Company paid a quarterly cash dividend of $0.07 per share on September 20, 2017.

Income Statement Summary

Reported net income of $2.4 million for the third quarter of 2017 generated a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.90% and 11.2%, respectively.

Net interest income for the three months ending September 30, 2017 was $9.5 million, which represented a $4.0 million increase from the three months ending September 30, 2016.  The year-over-year increase was primarily due to a $320.2 million, or 64.2%, rise in total average loans and 66 basis point increase in the reported net interest margin to 3.72% for the quarter ending September 30, 2017.  The main driver for the increase in both volume and rate was the East River acquisition.  Interest income for the third quarter of 2017 included $409,000 of purchase accounting adjustments recognized due to  the pay-off of certain loans acquired from East River.  For the third quarter of 2017, the weighted average yield on total interest-earning assets was 4.30%, which included purchase accounting adjustments.  The net interest margin was 3.42% for the third quarter of 2017 compared with 3.39% for the second quarter of 2017 when excluding purchase accounting marks.

Total interest expense was $1.5 million for the three months ending September 30, 2017, compared with $1.4 million for the second quarter of 2017, and $760,000 for the third quarter of 2016.  The year-over-year increase was primarily due to a higher amount of interest-bearing liabilities, largely due to the East River acquisition.  The weighted average rate paid for interest-bearing liabilities was 0.61% and 0.56% for the quarters ending September 30, 2017 and June 30, 2017, respectively.

The provision for credit losses was $375,000 for the most recent quarter compared with $585,000 for the three months ended June 30, 2017 and $100,000 for the third quarter of 2016.  As of September 30, 2017, the allowance for credit losses was $5.6 million and represented 0.68% of total loans.  Loans acquired in connection with the purchase of East River were recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.  At September 30, 2017, the allowance for credit losses as a percentage of originated loans, which represents all loans other than those acquired, was 1.0%.

Total non-interest income for the third quarter of 2017 was $1.3 million, compared with $1.4 million for the same quarter, last year.  Non-interest income was 11.8% of total revenue for the quarter ending September 30, 2017.  There were no gains from the sale of securities realized in the third quarter of 2017, compared with $197,000 for the quarter ending September 30, 2016.  Wealth management fees were $411,161 for the third quarter of 2017, compared with $393,372 for the third quarter of 2016. Wealth management fees represented 32.3% of total fee income.

Non-interest expense was $7.0 million for the third quarter of 2017, compared with $6.9 million for the second quarter of 2017, and $6.7 million for the quarter ending March 31, 2017. Merger-related costs were $1.5 million for the quarter ending September 30, 2016.  Excluding merger-related costs, year-over-year increases were largely due to additional expenses related to staff, offices and equipment.

Balance Sheet Summary

As of September 30, 2017, total assets were $1.1 billion.  On a sequential quarter basis, total assets were relatively stable across all major categories.  Total deposits decreased $21.7 million, or 2.4% (not annualized), on a sequential quarter basis primarily due to a planned decrease in municipal balances as part of our liquidity management strategy.  As of September 30, 2017, total shareholders’ equity was $101.9 million, compared with $94.8 million as of December 31, 2016.  Tangible book value per share was $20.15 as of September 30, 2017, compared with $18.56 as of December 31, 2016.

On a sequential quarter basis, total loans increased $3.2 million, or 0.40% (not annualized), to $819.8 million as of September 30, 2017 and were 76.9% of total assets.   The Company’s commercial real estate and commercial and industrial lending portfolios increased $7.6 million, or 1.7% and $2.3 million or 1.9% respectively (not annualized). Residential mortgage loans grew $1.6 million, or 1.9%, and commercial construction loans declined $7.7 million or 8.4%. All other loan categories experienced slight declines. Loan originations have been challenging as the Company continues to operate in a highly competitive market, while maintaining prudent underwriting standards.

On a sequential quarter basis, total core deposits decreased $23.4 million, or 3.3% (not annualized), and were 79.5% of total deposits as of September 30, 2017.  As of the same date, non-interest-bearing deposits, which increased $16.9 million in the third quarter, were 22.8% of total deposits.  The decline in core deposits in the third quarter of 2017 was primarily attributable to a decrease in money market and NOW accounts, which was partially offset by the aforementioned rise in demand accounts.  Time deposits decreased $10.4 million, which was part of the Company’s asset/liability strategy.  Brokered deposits, which the Company does not include as core, increased $12.0 million and were $41.8 million, or 4.8% of total deposits as of September 30, 2017.  As of the same date, the loan-to-deposit ratio was 94.1%.

Capital ratios continue to exceed all regulatory standards for well-capitalized institutions.  As of September 30, 2017, the tier 1 leverage ratio was 9.22%, the tier 1 risk-based capital was 11.88%, the common equity tier 1 risk-based capital ratio was 10.78% and the total risk based capital ratio was 13.79%. As of the same date, the tangible common equity-to-tangible assets ratio was 8.18%.  Intangible assets and goodwill totaled $16.1 million as of September 30, 2017.

Asset Quality Summary

Asset quality remained strong as net charge-offs decreased to 0.02% of total average loans for the quarter ending September 30, 2017, from 0.36% for the quarter ending June 30, 2017, and 0.03% for the quarter ending September 30, 2016.  Total non-performing assets, including loans and other real estate property, were $12.0 million as of September 30, 2017, compared with $12.2 million as of June 30, 2017, and $11.3 million as of December 31, 2016.  The ratio of non-performing loans to total loans was 0.87% as of September 30, 2017, versus 1.04% as of December 31, 2016.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the Bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings. Simulation model results show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios. Rate changes ramped in over 24 months also show moderate liability sensitivity.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
EARNINGS:
Interest income	$10,989	$6,277	$32,144	$18,562
Interest expense	1,483	760	4,127	2,118
Net interest income	9,506	5,517	28,017	16,444
Provision for credit losses	375	100	1,285	630
Non-interest income	1,236	1,142	3,762	3,435
Gain from insurance proceeds	-	30	80	1,180
Gain on sale of investment securities	-	197	25	431
Gain on sale of SBA loans	35	-	132	39
Loss on sale / write-down of OREO and ORA	7	160	121	164
Due diligence & merger expense	-	1,498	77	1,961
Non-interest expense	6,983	5,046	20,621	15,169
Income before income taxes	3,412	82	9,912	3,605
Income tax expense	1,001	81	2,774	939
Net income	$2,411	$1	$7,138	$2,666
Net income per common share, diluted	$0.56	$-	$1.66	$0.93

Net income before taxes includes accretion of purchase accounting fair value marks of $754,000 and $1.8 million for the three and nine month periods ended September 30, 2017, respectively.

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2017	2017	2017	2016	2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings and Per Share Data
Net income	$2,411	$2,286	$2,441	$2,313	$1
Basic earnings per common share	$0.57	$0.54	$0.57	$0.55	$-
Diluted earnings per common share	$0.56	$0.53	$0.57	$0.55	$-
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$23.90	$23.35	$22.88	$22.36	$20.76
Tangible book value per common share	$20.15	$19.59	$19.11	$18.56	$20.73
Average common shares outstanding	4,262	4,258	4,247	4,203	2,853
Average diluted common shares outstanding	4,296	4,292	4,274	4,230	2,886

Performance Ratios
Return on average assets	0.90%	0.84%	0.92%	0.84%	0.00%
Return on average equity	9.42%	9.23%	10.28%	9.78%	0.01%
Return on average tangible equity	11.18%	11.00%	12.34%	12.04%	0.01%
Net interest margin	3.72%	3.59%	3.67%	3.63%	3.06%
Efficiency ratio	63.45%	63.80%	63.14%	62.47%	94.43%
Wtd average yield on earning assets	4.30%	4.12%	4.16%	4.10%	3.47%

Asset Quality Ratios
Net charge-offs to average loans	0.02%	0.36%	0.14%	0.01%	0.03%
Non-performing loans/Total loans	0.87%	0.84%	0.94%	1.04%	1.36%
Non-performing assets/Total assets	1.13%	1.13%	1.16%	1.05%	1.28%
Allowance for credit loss/Total loans	0.68%	0.65%	0.66%	0.66%	1.04%
Allowance for credit loss/Non-performing loans	78.68%	76.76%	70.56%	63.20%	76.28%

Capital Ratios
Total equity/Total assets	9.56%	9.19%	8.93%	8.86%	7.69%
Tangible equity/Tangible assets	8.18%	7.83%	7.57%	7.46%	7.68%
Tier 1 leverage ratio	9.22%	8.80%	8.75%	8.42%	9.06%
Common equity tier 1 risk-based capital ratio	10.78%	10.24%	9.71%	9.59%	10.50%
Tier 1 risk based capital ratio	11.88%	11.32%	10.75%	10.65%	12.06%
Total risk based capital ratio	13.79%	13.15%	12.56%	12.48%	14.72%

Wealth Management Assets under care*	$246,294	$232,707	$224,490	$214,170	$210,800

*Wealth Management Assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2017	2017	2017	2016	2016
EARNINGS:
Interest income	$10,989	$10,661	$10,494	$10,617	$6,277
Interest expense	1,483	1,382	1,262	1,206	760
Net interest income	9,506	9,279	9,232	9,411	5,517
Provision for credit losses	375	585	325	100	100
Non-interest income	1,236	1,300	1,226	1,279	1,142
Gain from insurance proceeds	-	-	80	-	30
Gain on sale of investment securities	-	25	-	-	197
Gain on sale of SBA loans	35	97	-	-	-
Loss (gain) on sale / write-down of OREO and ORA	7	115	(1)	480	160
Due diligence & merger expense	-	26	51	280	1,498
Non-interest expense	6,983	6,943	6,695	6,587	5,046
Income before income taxes	3,412	3,032	3,468	3,243	82
Income tax expense	1,001	746	1,027	930	81
Net income	$2,411	$2,286	$2,441	$2,313	$1
Net income per common share, diluted	$0.56	$0.53	$0.57	$0.55	$-

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2017	2017	2017	2016	2016
FINANCIAL POSITION:
Cash and cash equivalents	$19,490	$36,189	$44,068	$22,103	$30,442
Investment securities	175,148	177,149	178,422	182,206	195,477
Loans held for sale	350	-	200	-	-
Loans and leases	819,753	816,525	816,363	817,529	509,475
Allowance for credit losses	(5,594)	(5,267)	(5,418)	(5,373)	(5,303)
Net loans and leases	814,159	811,258	810,945	812,156	504,172
Premises and equipment, net	8,898	9,099	9,203	9,243	9,033
Goodwill	15,525	15,525	15,525	15,590	-
Other assets	32,113	32,240	31,576	29,387	31,148
Total assets	$1,065,683	$1,081,460	$1,089,939	$1,070,685	$770,272

Demand	$198,399	$181,529	$176,199	$173,467	$146,731
NOW	195,455	209,355	218,133	224,219	169,400
Money market	217,870	240,434	221,356	184,783	160,312
Savings	81,030	84,820	84,700	86,176	73,867
Core deposits	692,754	716,138	700,388	668,645	550,310
Time deposits	136,759	147,110	177,335	187,256	71,920
Brokered deposits	41,815	29,811	28,045	29,286	23,313
Total deposits	871,328	893,059	905,768	885,187	645,543
FHLB advances	51,047	49,869	50,972	55,332	20,000
Repurchase agreements	15,383	15,700	11,474	11,889	19,483
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,658	9,672	9,685	9,697	9,710
Other liabilities	6,633	4,005	5,002	3,990	6,569
Stockholders' equity	101,884	99,405	97,288	94,840	59,217
Total liabilities and stockholders' equity	$1,065,683	$1,081,460	$1,089,939	$1,070,685	$770,272

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2017	2017	2017	2016	2016
FINANCIAL POSITION:
Cash and cash equivalents	$20,673	$46,629	$27,406	$37,239	$25,208
Investment securities	182,930	182,124	185,676	192,359	217,593
Loans held for sale	49	10	41	137	87
Loans and leases	818,800	817,148	815,028	815,470	498,627
Allowance for credit losses	(5,388)	(5,557)	(5,432)	(5,512)	(5,344)
Net loans and leases	813,412	811,591	809,596	809,958	493,283
Premises and equipment, net	9,032	9,188	9,267	9,218	8,844
Goodwill	15,525	15,525	15,589	15,590	-
Other assets	24,839	24,785	24,046	22,457	19,829
Total assets	$1,066,460	$1,089,852	$1,071,621	$1,086,958	$764,844

Demand	$188,804	$183,329	$172,984	$181,415	$137,437
NOW	199,311	209,433	218,357	224,101	176,704
Money market	223,448	232,662	197,615	177,885	156,412
Savings	82,971	84,946	85,348	87,096	74,652
Core deposits	694,534	710,370	674,304	670,497	545,205
Time deposits	142,846	166,459	180,819	186,287	72,324
Brokered deposits	35,474	26,709	28,326	27,406	23,307
Total deposits	872,854	903,538	883,449	884,190	640,836
FHLB advances	50,827	50,634	55,420	64,846	20,000
Repurchase agreements	16,070	12,551	12,858	18,972	18,381
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,996	9,684	9,748	9,799	10,383
Other liabilities	5,433	4,353	4,070	5,592	5,367
Stockholders' equity	101,530	99,342	96,326	93,809	60,127
Total liabilities and stockholders' equity	$1,066,460	$1,089,852	$1,071,621	$1,086,958	$764,844